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                                                                     EXHIBIT 5.1

                                 August 24, 2001


U.S. Restaurant Properties, Inc.
1224 Inwood Road, Suite 200
Dallas, Texas  75244

Ladies and Gentlemen:

         We have acted as counsel for U.S. Restaurant Properties, Inc., a Maryland corporation (the "Company"), in connection with the Company's registration under the Securities Act of 1933, as amended (the "Act"), of 878,186 shares of common stock, par value $.01 per share (the "Shares"), of the Company pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on August 24, 2001.

         In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the charter of the Company, as filed with the Secretary of State of the State of Maryland, (iii) the bylaws of the Company, and (iv) certain resolutions adopted by stockholders of the Company. We have also examined and relied as to factual matters upon the representations, warranties and other statements contained in originals or copies, certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents. In addition, we have assumed that, when issued, (i) the Shares will be issued in accordance with the Company's Flexible Incentive Plan (the "Flexible Incentive Plan"), (ii) the full consideration for each Share shall be paid to the Company and in no event will be less than the par value for each Share, and (iii) certificates evidencing the Shares will be properly executed and delivered by the Company in accordance with the Maryland General Corporation Law (the "MGCL").


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U.S. Restaurant Properties, Inc.
August 24, 2001
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         Based on the foregoing, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Shares, when issued by the Company in accordance with the Flexible Incentive Plan, will be legally issued, fully paid and non-assessable.

         This opinion is limited in all respects to the laws of the State of Texas, the MGCL and the federal laws of the United States of America.

         This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.



                                           Very truly yours,


                                           /s/ Vinson & Elkins L.L.P.